EX- NO. 28.g.1.c.

Terms and Conditions for Northbound Stock Connect Services

We refer to the global custodial services agreements between DFA Investment Dimensions Group Inc., on behalf of certain investment portfolios listed on Appendix A (each a “Client”), and Citibank N.A., acting through its branch located in London (the “Global Custodian”) dated December 21, 2012 (as amended, restated or supplemented, the “Custody Agreement”).

These terms and conditions (hereinafter, the “Terms and Conditions”) apply where Citibank, N.A., Hong Kong Branch as direct custodian or sub-custodian for other Citi entities as global custodian (hereinafter in each capacity called the “Custodian”) provides services in relation to Northbound trading under Stock Connect (hereinafter called the “Stock Connect Services”) to the Client.

These terms are supplemental to, and without prejudice to, the terms of the Custody Agreement. In the event of any inconsistency between these terms and the Custody Agreement with respect to our custody of Connect Securities on your behalf, the terms set out in this notice shall prevail except that all actions or omissions of the Custodian will be subject to the standard of care set forth in the Custody Agreement.

1.	Definitions

Unless otherwise defined in these terms and conditions, a capitalized term used in these terms and conditions will have the meaning given to it in the rules of The Stock Exchange of Hong Kong Limited (“SEHK”) and the Central Clearing and Settlement System operated by the Hong Kong Securities Clearing Company Limited (“HKSCC”), a Clearance System as specified in the Custody Agreement. In addition, capitalized terms used in these terms and conditions will have the meanings given below:

“Applicable Stock Connect Laws” means the laws, regulations, rules and guidelines of Hong Kong and Mainland China from time to time applicable to Stock Connect and trading China Connect Securities through Stock Connect including, without limitation, the Stock Connect Rules.

“Designated Broker” means, in respect of each Northbound buy order made on the Client’s behalf by any broker which the Client may designate in writing from time to time .

“Exchange Participant” means a broker that is eligible to trade through Stock Connect.

“Northbound” denotes the trading of China Connect Securities by Hong Kong and international investors through Stock Connect.

“PRC Exchange” means any exchange based in Mainland China, which shall include but shall not be limited to the Shanghai Stock Exchange and Shenzhen Stock Exchange.

“Stock Connect” means any securities trading and clearing links program developed or to be developed by SEHK, the relevant PRC Exchange, HKSCC and CSDCC for the establishment of mutual market access between SEHK and such PRC Exchange .

“Stock Connect Authorities” means the exchanges, clearing systems and governmental and regulatory bodies which provide services and/or regulate Stock Connect and activities relating to Stock Connect, including without limitation, SEHK, the relevant PRC Exchange, HKSCC, the China Securities Depository and Clearing Corporation (“CSDCC”), the China Securities Regulatory Commission, the People’s Bank of China, the State Administration of Foreign Exchange of Mainland China, the Securities and Futures Commission, the Hong Kong Monetary Authority and any other regulator, agency or authority with jurisdiction or responsibility in respect of Stock Connect.

“Stock Connect Rules” means any rules, regulations, policies or guidelines published or applied by any Stock Connect Authority from time to time in respect of Stock Connect or any activities arising from Stock Connect.

2.	General Acknowledgements

In providing an Instruction (as defined in the Custody Agreement) in regard to any Northbound transaction, the Client accepts that:

2.1

the Client confirms that, in respect of any Instruction for an off-market transfer of China Connect Securities from the securities account maintained by the Custodian to another securities account, such transfer shall not result in any change in beneficial ownership with respect to the relevant China Connect Securities unless (a) the Client provides prior notice to the Custodian that such transfer shall result in a change in beneficial ownership and (b) such transfer is permitted in accordance with Applicable Stock Connect Laws;

2.2

pursuant to the Applicable Stock Connect Laws, where HKSCC determines that a clearing participant has a shortfall in a particular China Connect Security that prevents it from settling its Northbound sell orders in respect of such China Connect Security, HKSCC may apply an on hold mechanism to such clearing participant which will prevent such clearing participant from settling any Northbound sell orders in respect of such China Connect Security;

2.3

The Custodian is a general clearing participant, and pursuant to Applicable Stock Connect Laws, if a Northbound sell order has been placed on behalf of the Client in such China Connect Security, settlement of such Northbound sell order will be delayed until the on-hold status that has been applied to the Custodian with respect to such China Connect Security has been released by HKSCC, regardless of the fact that the Custodian’s shortfall in such China Connect Security may have resulted from dealings with other parties and not with the Client;

2.4

if the Custodian receives instructions from a Stock Connect Authority or a China Connect Exchange Participant requiring the Custodian to arrange for a sale in order to comply with any Applicable Stock Connect Law, including without limitation, to reduce the Client’s holdings of certain China Connect Securities to comply with any applicable foreign shareholding limit, the Custodian will sell or arrange for the sale of the necessary amount of China Connect Securities from the applicable securities held on behalf of the Client without requiring any additional Instruction from the Client;

2.5

the Custodian will transfer or arrange for the transfer of any quantity of China Connect Securities held on the Client’s behalf to the account of another Clearing Participant (as such term is defined under the rules of CCASS) or custodian if the Custodian receives instructions from a Stock Connect Authority or a China Connect Exchange Participant requiring the Custodian to arrange for a transfer in order to comply with any Applicable Stock Connect Law, including without limitation, to assist with any forced-sale procedure arising from a breach of any applicable foreign shareholding limit without requiring any additional Instruction from the Client

2.6

where the Custodian is required to take any action in compliance with Applicable Stock Connect Laws having notified the Client of its required action as soon as reasonably practicable, the Custodian will have no liability for any losses or risks which may result to the Client directly or indirectly;

2.7

where the Client elects to settle any Northbound transaction through the Realtime Delivery versus Payment (“RDP”) settlement service of CCASS for Northbound Stock Connect transactions, the Client agrees that:

(i)	it will be bound by and will comply with all applicable Stock Connect Rules relating to RDP;

(ii)	it will agree with each applicable broker, that RDP is to be used in respect of such broker;

(iii)	it is responsible for providing to the Custodian, any required code-word or format applicable to the relevant broker and/or the relevant Instruction to the Custodian; and

(iv)

it will provide prior notice to the Custodian of the intention to use RDP and the prior agreement of the Custodian will be required for RDP in connection with the Stock Connect services provided under these Terms and Conditions.

3.	SPSA Custody Services

If the Client is accessing Stock Connect through Custodian’s SPSA custody services, the following additional terms will apply -

In providing an Instruction in respect of any Northbound order trading through a Special Segregated Accounts (“SPSA”), SPSA, the Client Company accepts that:

3.1

the Client will be responsible for notifying each designated executing broker of the establishment of any relevant SPSA (“Relevant SPSA”) which is established and maintained on the Client’s behalf, pursuant to the Custody Agreement, and/or of its addition or removal as designated executing broker in respect of any Relevant SPSA, and for providing such designated executing broker with relevant information in relation to the Client for client identification purpose;

3.2

for pre-trade checking purpose, HKSCC determines a sellable balance in respect of an SPSA (the “Sellable Balance”) which is based on the actual securities balance of that SPSA as adjusted by, among other things, failed delivery of China Connect Securities into or out of the SPSA, thus the Sellable Balance of China Connect Securities available for selling from an SPSA as determined by HKSCC for the purpose of pre- trade checking may be higher or lower than the actual securities balance of that SPSA; in particular, if there has been a failure (for whatever reason) to deliver China Connect Securities from an SPSA to settle a Northbound sell order, HKSCC may deduct those China Connect Securities from the Sellable Balance of that SPSA on subsequent trading days, notwithstanding the actual securities balance of that SPSA. Therefore, the Client agrees and accepts that its ability to trade China Connect Securities may not be based on its actual holding of such securities in the Relevant SPSA;

Auto-creation of settlement instruction for Northbound buy or sell order under SPSA

3.3

in providing an Instruction to setup the auto-creation of settlement instruction in regard to any Northbound buy or sell order trading through a SPSA, the Client authorises the Custodian to transfer China Connect Securities into or out of the Relevant SPSA based on settlement information from any Designated Broker or HKSCC for the purpose of settling any Northbound order in respect of the Relevant SPSA from time to time, without prior verification of whether such information is in accordance with the Client’s directions to the relevant Designated Broker.

4.	Governing Law and Jurisdiction

Each of the parties hereto agree that these Terms and Conditions, and any dispute or claim arising out of, or connection with, their subject matter (including non-contractual obligations) shall be governed by, and construed in accordance with, the governing law of the Custody Agreement.

The courts set out in the Custody Agreement shall have non-exclusive jurisdiction to hear any disputes or claims arising out of or in connection with these Terms and Conditions or its subject matter or the legal relationships established by these Terms and Conditions (including non-contractual obligations), and each party irrevocably submits to the jurisdiction of such courts.

5.	Termination

5.1	The Stock Connect Service shall terminate with immediate effect upon termination of the Custody Agreement

5.2	The Client may terminate the Stock Connect Service by giving sixty (60) days’ written notice of termination to the Custodian

5.3	The Custodian may terminate the Stock Connect Service by giving one hundred eighty (180) days’ written notice of termination to the Client.

6.	Other Relevant Provisions

6.1	These Terms and Conditions may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

6.2

No provision of these Terms and Conditions is intended to, or will, confer a benefit on, or be enforceable by, any third-parties under the UK Contracts (Rights of Third Parties) Act 1999 or any similar law or authority.

6.3

The parties agree that no party may assign or transfer any of its rights or obligations under these Terms and Conditions without the prior written consent of the other parties, (which consent shall not be unreasonably withheld or delayed) provided that the Custodian may make such assignment or transfer to a branch, subsidiary or affiliate if it does not materially affect the provision of services to the Client.

6.4

The Custodian shall provide reasonable assistance to Client to raise issues or claims with SEHK and HKSCC and in the provision of records and evidence in any certification process to assist in seeking to establish the beneficial ownership of the Client to the relevant China Connect Securities.

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We agree to the terms set out in the above Terms and Conditions.

DFA INVESTMENT DIMENSIONS GROUP INC., on behalf of the portfolios listed in Appendix A.

By: /s/ Ryan P. Buechner

Name: Ryan P. Buechner

Title: Vice President

Date: 12/19/2019

CITIBANK N.A.

By: /s/ Marc Fryburg

Name: Marc Fryburg

Title: Vice President, Investment Services

Date: 12/20/2019

APPENDIX A

DFA INVESTMENT DIMENSIONS GROUP INC.

●	(EMGC)	Emerging Markets Core Equity Portfolio
●	(EMST)	Emerging Markets Sustainability Core I Portfolio
●	(EMTV)	Emerging Market Targeted Value Portfolio
●	(ESCO)	Emerging Markets Social Core Equity Portfolio
●	(INCR)	World ex U.S. Core Equity Portfolio
●	(INTV)	World ex U.S. Targeted Value Portfolio
●	(RENT)	DFA International Real Estate Securities Portfolio
●	(TMGC)	T.A. World ex U.S. Core Equity Portfolio